UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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U.S. AUTO PARTS NETWORK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2014

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), will be held on May 20, 2014 at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson, CA 90746, for the following purposes:

1.	to elect the following Class II directors to hold office for a term of three years or until their respective successors are elected and qualified: Joshua L. Berman, Sol Khazani and Robert J. Majteles;

2.	to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors of our Company for fiscal year 2014;

3.	to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers, or the Say-on-Pay Proposal;

4.	to ratify the appointment of Class I director Barbara Palmer to hold office until the 2016 annual meeting of stockholders;

5.	to ratify the appointment of Class III director Bradley Wilson to hold office until the 2015 annual meeting of stockholders; and

6.	such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof.

Only stockholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

April 8, 2014

Shane Evangelist
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

16941 Keegan Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished to holders of the common stock, par value $0.001 per share, and Series A Convertible Preferred Stock (“Series A Convertible Preferred”), par value $0.001 per share, of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to be voted at the 2014 Annual Meeting of Stockholders to be held on May 20, 2014 and at any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson CA 90746. These proxy solicitation materials are expected to be mailed on or about April 8, 2013 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 24, 2014. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock and Series A Convertible Preferred entitles its record holder to one vote on all matters subject to a stockholder vote. As of the record date, 33,412,794 shares of our common stock were outstanding and 4,149,997 shares of our Series A Convertible Preferred were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the three nominees receiving the highest number of “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. With regard to Proposal Two, Proposal Three, Proposal Four and Proposal Five to be approved, the Company must receive the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. Please note that if you hold your shares held in “street name” they can only be voted by your broker on routine matters, unless you provide instructions on how to vote for any non-routine matters. Accordingly, you should provide voting instructions to your broker.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the three nominees for director proposed by the Board under Proposal One, FOR Proposal Two, FOR Proposal Three, FOR Proposal Four and FOR Proposal Five.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2014 Annual Meeting. As indicated in our Current Report on Form 8-K filed on March 6, 2014, the notification deadline was March 21, 2014.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 16941Keegan Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, although there is no formal agreement to do so, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a proxy solicitation firm to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $10,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 as amended (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. We cannot assure you that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this proxy statement. Except as required by law, we do not undertake any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. In November 2013, we appointed two new directors, Mr. Wilson and Ms. Palmer. Mr. Wilson has been designated as Class III director and Ms. Palmer has been designated Class I director. Therefore, our Board of Directors currently consists of eight persons. Mr. Evangelist and Ms. Palmer have been designated Class I directors whose terms expire at the 2016 Annual Meeting of Stockholders. Messrs. Berman, Khazani and Majteles have been designated Class II directors whose terms expire at the 2014 Annual Meeting of Stockholders. Messrs. Harman, Wilson and Phelps have been designated Class III directors whose terms expire at the 2015 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Messrs. Berman, Khazani and Majteles as nominees for election in the class being elected at the 2014 Annual Meeting to serve for a term of three years, expiring at the 2017 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for a substitute. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. At the Annual Meeting, stockholders are being asked to elect Messrs. Berman, Khazani and Majteles for Class II directors to hold office for a term of three years or until their respective successors are elected and qualified.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class II director nominees listed below.

Information About Directors and Nominees

We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. In accordance with the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”) we have charged our Nominating and Corporate Governance committee with ensuring that at least a majority of the directors qualify as “independent” under the NASDAQ Rules. See “Board Committees and Meetings - Nominating and Corporate Governance Committee” for a discussion of the factors that are considered in selecting our director nominees.

The table and narrative below sets forth information regarding each of our directors and our director nominees, including his or her age as of the date of the Annual Meeting, the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have recently served, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors. The Nominating and Corporate Governance Committee believes that the director nominees and the other current directors have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.

Name	Age	Current Position(s)	Independent	Director Since	Committee
					Audit	Compensation	Nominating and Corporate Governance
Robert J. Majteles	49	Chairman of the Board	X	2006	X	X	Chairman
Joshua L. Berman	44	Director	X	2007	X	Chairman	X
Shane Evangelist	40	Chief Executive Officer and Director		2007
Fredric W. Harman	53	Director		2006
Sol Khazani	56	Director		2001
Warren B. Phelps III	67	Director	X	2007	Chairman	X	X
Bradley E. Wilson	40	Director	X	2013
Barbara Palmer	48	Director	X	2013

In February 2013, Ms. Ellen F. Siminoff resigned as Chairman of the Nominating and Corporate Governance and Mr. Majteles was appointed as her replacement. In February 2013, Ms. Siminoff informed us that she did not intend to stand for re-election when her term as a Class I director expired at our 2013 Annual Meeting held in July 2013. In addition, at the 2013 Annual Meeting of Stockholders, Ms. Siminoff’s term as member of the Audit Committee and Compensation Committee ended and Mr. Berman and Mr. Phelps were appointed as her replacements for the Audit Committee and Compensation Committee, respectively.

Class II Director Nominees

Joshua L. Berman has been a director since October 2007. Mr. Berman co-founded and serves as President of BeachMint, a next generation eCommerce company focused on building brands and delivering a personalized user experience, since April 2010. Mr. Berman served as President of Slingshot Labs, an incubator dedicated to building and developing new web ventures for News Corporation, from February 2008 through April 2010. Mr. Berman was a co-founder of MySpace.com, a leading online lifestyle portal, and served as its Chief Operating Officer from January 2003 until April 2010. Prior to 2003, Mr. Berman co-founded and managed two Internet companies: Response Base Marketing, where he held positions as the Chief Operating Officer and Chief Financial Officer from 2001 through 2003, and Xdrive Technologies from 1999 through November 2001, where he served as Chief Financial Officer and Senior Vice President of Corporate Development. Mr. Berman also worked from 1997 through 1999 as a management consultant at PricewaterhouseCoopers and as an international marketing manager and a senior financial analyst at Twentieth Century Fox. Mr. Berman was actively licensed as a certified public accountant from 1991 through 2002, and holds a B.A. degree in economics from the University of California, Santa Barbara and an M.B.A. from the University of Southern California. We believe that Mr. Berman is qualified to serve as a director due to his industry knowledge and operational experience with, and service as COO or President of internet companies, including internet marketing and social networking, combined with his strong accounting and financial background and management experience.

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007, as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. From 1995 through December 2008, Mr. Khazani served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani also serves as financial director of the non-profit organization Women for World Health. In 2011, Mr. Khazani became a board member for The Plasticos Foundation, a non-profit organization doing reconstructive plastic surgeries around the world. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego. We believe Mr. Khazani’s extensive background in the auto parts and industrial manufacturing and distribution industries provides a valuable juxtaposition with the e-commerce experience of many our other directors. We also believe that his historical insight into the Company’s operations and strategic relationships, combined with his foresight and creativity in driving the growth of the Company from a small, local operation delivering parts, to a leading internet retailer qualifies him to serve as a director.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the managing partner of Treehouse Capital, LLC, an investment firm he launched in 2000. Mr. Majteles serves as an active and involved board member for the companies in Treehouse’s portfolio. Prior to launching Treehouse, Mr. Majteles was the Chief Executive Officer of three different technology companies. Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles has served on several public company boards. Mr. Majteles serves on the boards of directors of iPass, Inc., from 2009 through the present, where he also serves as chairman of the Audit Committee. Mr. Majteles was previously a board member of several additional public company boards: Rovi Corporation (formerly Macrovision Corporation) from 2006 through 2010; Adept Technology, Inc. from 2003 through 2011; Unify Corporation from 2004 through 2011; and Comarco Inc, from 2008 through 2011. Mr. Majteles obtained his B.A. from Columbia University in 1986 and his J.D. from Stanford University in 1989. We believe that Mr. Majteles is qualified to serve as a member of the Board due to his combined business, investment, and financial expertise and experience. His management experience in leading companies, including serving as CEO of three technology companies, and his prior and current service on multiple boards of directors of innovative technology companies makes Mr. Majteles effective at leading the Board on behalf of our stockholders.

Directors Whose Terms Continue

Class 1 Directors – Terms Expiring at the 2016 Annual Meeting of Stockholders

Shane Evangelist has been our CEO and a director since October 2007. From August 2004 to September 2007, Mr. Evangelist served as Senior Vice President and General Manager of BLOCKBUSTER Online, a division of Blockbuster Inc., which he joined in 2001, where he was responsible for leading the creation, development and launch of Blockbuster’s online movie rental service. Prior to that, from January 2001 to July 2004, Mr. Evangelist served as Vice President of Strategic Planning for Blockbuster Inc., with responsibility for strategy development, mergers and acquisitions, marketing and capital deployment. Prior to Blockbuster, Mr. Evangelist began his career at IBM where he served from 1997 to 2001 as a business executive responsible for media and entertainment accounts. Mr. Evangelist currently serves on the board of one privately held company. Mr. Evangelist holds a B.A. degree in Business Administration from the University of New Mexico and an M.B.A. from Southern Methodist University. We believe that Mr. Evangelist’s valuable business and leadership experience, particularly in the e-commerce industry, his experience running an industry-transforming business, combined with his intimate knowledge of our financial and operational status gained in his role as our Chief Executive Officer, qualifies Mr. Evangelist to serve as a director.

Barbara Palmer has been a director since November 2013 and currently serves as Chief Revenue Officer of CallFire, Inc., a communications software technology company in Santa Monica, California. From April 2008 to January 2014, Ms. Palmer held the role of President of The Search Agency, Inc., the largest independent search marketing agency in the country. Before joining The Search Agency, Ms. Palmer served as a partner in 2 Degrees Ventures, a branded entertainment agency and as the Senior Vice President Marketing Operations for Ameriquest Mortgage Company. She has also served as Senior Vice President Marketing Operations at United Online, Inc., parent company to internet brands NetZero and Juno. Ms. Palmer holds a B.S. degree from Ithaca College. We believe that Ms. Palmer is qualified to serve as a director due to her operational experience and service as Chief Revenue Officer and President of companies within various industries, combined with her financial background and management experience.

Class III Directors – Terms Expiring at the 2015 Annual Meeting of Stockholders

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Demand Media, Inc., an online media company, Limelight Networks, Inc., an internet infrastructure company, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School. We believe that Mr. Harman is qualified to serve as a director due to his broad financial and industry experience, combined with his operational oversight gained through his investment in and extensive board service since 1991 with a broad range of technology and internet companies.

Warren B. Phelps III has been a director since September 2007 and currently serves as Executive Chairman of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets. From October 2009 to December 2012, he served as Chairman and CEO of Empower RF Systems. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation. Mr. Phelps currently serves on the boards of directors of one privately held company and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from the University of Rochester in Rochester, New York. We believe that Mr. Phelps is qualified to serve as both a Board member and as the financial expert of our Audit Committee due to his extensive experience as a President or a Chief Executive Officer of a variety of companies in the technology industry, as well as his experience in financial management roles, including the creation and oversight of internal controls, preparation of the financial statements and coordination of the audit for public companies.

Bradley E. Wilson has been a director since November 2013 and currently serves as the Chief Marketing Officer for Travelocity, Inc., an internet travel booking company, where he is responsible for brand strategy, marketing efficiency, and customer lifecycle management. From July 2009 to May 2011, Mr. Wilson served as Senior Vice President of Marketing and Brand Management for Nutrisystem, the leading direct-to-consumer weight loss company in the United States, which he joined in March 2007. Mr. Wilson also served in marketing and customer acquisition for both Match.com and Blockbuster Online. Mr. Wilson holds a B.S. degree from the University of Texas and an M.B.A. from the Cox School of Business at Southern Methodist University. We believe that Mr. Wilson is qualified to serve as a director due to his operational experience and serving as Chief Marketing Officer and Senior Vice President, combined with management experience.

Family Relationships

There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net which can be directly accessed at http://investor.usautoparts.net/. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.

Director Independence

The Board reviewed the independence of each of our directors on the basis of the standards adopted by the NASDAQ Stock Market (“NASDAQ”). During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ Rules. After the review, the Board of Directors has determined that Messrs. Berman, Majteles, Phelps Wilson and Ms. Palmer each satisfy the requirements for “independence” under the listing standards of the NASDAQ Rules.

The Board has, additionally, maintained a separation between the seats of Chairman and CEO since we went public in 2007 in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The Board also meets regularly in executive session.

Board Oversight of Risk

The Board is responsible for overseeing our risk management but its duties in this regard are supplemented by the Audit Committee, which is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Audit Committee additionally meets privately with representatives of our management team in order to assess the overall climate and “tone at the top” and to provide the Audit Committee with direct feedback as to any control or oversight issues. Other committees, including the Compensation Committee, review risks relevant to their particular areas of responsibility, such as whether the compensation of executive management encourages them to take undue risk. These matters are reviewed at Board meetings as well and, if deemed necessary and appropriate, in executive session with only the independent directors present. Our management team has the primary responsibility for identifying and managing the known, material risks which could affect our operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks, and the management team reviews subsets of risk on a more frequent basis with the Board.

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.

During fiscal 2013, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—11; Audit Committee—5; Compensation Committee—5; and Nominating and Corporate Governance Committee—3. During fiscal 2013, all of our directors attended 100% of the total number of meetings of the Board of Directors, and no director attended fewer than 100% of the total number of meetings of any committees of the Board, which he or she was required to attend. We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our directors attended our 2013 Annual Meeting of Stockholders.

Audit Committee. Our Audit Committee consists of Messrs. Majteles, Phelps and Berman. Mr. Phelps is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The primary functions of this committee include the following:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	appointing from time to time, engaging, determining the compensation of, evaluating, providing oversight of the work of and, when appropriate, replacing our independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. Our independent auditors report directly to the Audit Committee and they also have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Messrs. Berman, Phelps and Majteles. Mr. Berman is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development and succession planning.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Executive Compensation and Other Information-Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Phelps, Berman and Majteles. Mr. Majteles is the Chairman of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

The Nominating and Corporate Governance Committee generally seeks directors with strong reputations and experience in areas relevant to the operations and strategies of the Company’s business. In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and recommends director nominees to the Board for approval. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. The Nominating and Corporate Governance Committee assesses each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, his or her ability to think and act independently and with sound judgment, and ability and commitment to serve our and its stockholders’ long-term interests. All factors considered by the Nominating and Corporate Governance Committee are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in our business, our future opportunities and strategic plans, and other trends, as well as the portfolio of skills and experience of current and prospective directors.

The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a director nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, at the Company’s address set forth on the first page of this proxy statement by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name, address and phone number of the stockholder making the nomination and of the director nominee, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of a director at the Annual Meeting. The director nominees standing for election at this Annual Meeting are current directors of the company.

Board Candidate Agreement

In March 2014, the Company entered into a Board Candidate Agreement (the “Agreement”) with Timothy Maguire, Maguire Financial, LP (the “Partnership”) and Maguire Asset Management, LLC (together with Mr. Maguire and the Partnership, “Maguire”). Under the Agreement, the Company agreed to work collaboratively with Maguire for a period of 90 days to attempt to identify and vet a suitable candidate for appointment to our Board, as the Company’s ninth director, through a process conducted, and based on criteria established, by the Nominating and Corporate Governance Committee of the Board. If, after such 90-day period, the Company and Maguire are unable to identify a suitable candidate, the Company will appoint Mr. Maguire to the Board. The Company and Mr. Maguire have also agreed that from the date of the Agreement through the date that is six months after the date on which the candidate is appointed to the Board, the Company will not increase the size of the Board above nine directors, If at any point in time Maguire fails to beneficially own more than 4% of the Company’s outstanding voting capital stock, the rights and obligations set forth above shall automatically terminate. As of the date of the mailing of this Proxy Statement, no director candidate has been appointed pursuant to the terms of the Agreement.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 16941 Keegan Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We engaged the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal years ended December 28, 2013 and December 29, 2012. The Audit Committee of our Board of Directors has selected that Deloitte & Touche LLP continue in this capacity for the fiscal year ending January 3, 2015 (“fiscal year 2014”). We are asking our stockholders to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year 2014 and to perform other appropriate services. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2014.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2014.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal years ended December 28, 2013 (“fiscal 2013”) and December 31, 2012 (“fiscal 2012”) by Deloitte & Touche LLP:

	Fiscal 2013	Fiscal 2012
Audit Fees	$876,200	$977,000

Tax Fees	—	76,923

Total Fees	$876,200	$1,053,923

Audit Fees. Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.

Tax Fees. Tax fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered in connection with preparation of federal and state income tax returns.

The Audit Committee of the Board of Directors has determined that the provision by Deloitte & Touche LLP of the non-audit services described above is compatible with maintaining the independence of Deloitte & Touche LLP during their periods of service.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by Deloitte & Touche LLP are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by Deloitte & Touche LLP for fiscal 2013 and 2012.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 28, 2013 included in the Company’s Annual Report on Form 10-K for that year.

In carrying out its responsibilities under the Audit Committee Charter dated January 19, 2007, which is available by accessing the investor relations section of our website at http://investor.usautoparts.net/, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The Audit Committee met five times during fiscal year 2013. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include sessions with the Company’s independent auditor and management present and regular sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 28, 2013. The Audit Committee discussed with Deloitte & Touche LLP such matters as are required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), relating to the conduct of the audit. The Audit Committee also discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures the Audit Committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, for filing with Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2014.

Submitted by the Audit Committee of the Board of Directors:

Warren B. Phelps III, Chairman
Robert J. Majteles
Joshua L Berman

PROPOSAL THREE:

ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, our stockholders are enabled to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s executive compensation program to achieve the following key objectives:

•	attract, retain and motivate top quality executives;

•	create economic incentives which are directly linked to the Company’s financial performance and stockholder value; and

•	link the creation of stockholder value with individual goals.

Our executive compensation has a number of features designed to promote these objectives, including a base salary sufficient to ensure that the executive is not motivated to take on undue risk, bonus compensation awarded upon the Company successfully achieving certain revenue and EBITDA thresholds, and equity awards designed to align the interests of our executives with those of our stockholders.

We urge you to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of its named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating the Company’s executive compensation program.

Stockholder Approval

Advisory approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the above “Say on Pay” Proposal

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF DIRECTOR BARBARA PALMER

According to our bylaws, vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by a director’s resignation, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. On November 19, 2013, the Board of Directors appointed Barbara Palmer to the Board of Directors to fill the vacancy created by Ms. Siminoff’s resignation.

Ms. Palmer was appointed to fill a vacancy in Class I, to hold office until the 2016 annual meeting of stockholders, until her successor is duly elected and qualified, or, if sooner, until her death, resignation or removal. However, the Nominating and Corporate Governance Committee and the full Board of directors believe that, in keeping with our commitment to good corporate governance practices, it is appropriate for the appointment of Ms. Palmer to be ratified by the stockholders in an advisory manner at the first opportunity. Therefore the Board of Directors adopted a resolution to have our stockholders vote, on an advisory basis, to ratify the appointment of Ms. Palmer to the Board of Directors. If less than a majority of the votes cast at the 2014 Annual Meeting with respect to this proposal 4 approve the ratification, the Chairman of the Board of Directors will request that Ms. Palmer submit her resignation from the Board of Directors for consideration. In that situation, the Nominating and Corporate Governance Committee has been tasked with considering such resignation and making a recommendation to the whole Board of Directors as to whether to accept or reject such resignation. If the Board of Directors accepts such resignation, Ms. Palmer would no longer be a member of our Board of Directors and the Board of Directors may appoint a replacement to fill the vacancy or decrease the number of directors to eliminate the vacancy. If the Board of Directors rejects such resignation, we will publically disclose that decision and the rationale behind it.

Stockholder Approval

Approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the above “Ratification of Appointment of Director Barbara Palmer” Proposal.

PROPOSAL FIVE:

RATIFICATION OF APPOINTMENT OF DIRECTOR BRADLEY E. WILSON

According to our bylaws, a director appointed to the Board of Directors shall serve for the remainder of the full term of that class in which he was appointed and until the director’s successor is elected and qualified. On November 19, 2013, the Board of Directors expanded the size of the Board of Directors to eight directors and appointed Bradley E. Wilson to the Board of Directors.

Because our bylaws require that each of the three classes of directors be as near to equal in size as possible, the Board of Directors was unable to appoint Mr. Wilson to the class of the directors that is up for election at Annual Meeting. Mr. Wilson was appointed to Class III, to hold office until the 2015 annual meeting of stockholders, until his successor is duly elected and qualified, or, if sooner, until his death, resignation or removal. However, the Nominating and Corporate Governance Committee and the full Board of Directors believe that, in keeping with our commitment to good corporate governance practices, it is appropriate for the appointment of Mr. Wilson to be ratified by the stockholders in an advisory manner at the first opportunity. Therefore the Board of Directors adopted a resolution to have our stockholders vote, on an advisory basis, to ratify the appointment of Mr. Wilson to the Board of Directors. If less than a majority of the votes cast at the Annual Meeting with respect to this proposal 5 approve the ratification, the Chairman of the Board of Directors will request that Mr. Wilson submit his resignation from the Board of Directors for consideration. In that situation, the Nominating and Corporate Governance Committee has been tasked with considering such resignation and making a recommendation to the whole Board of Directors as to whether to accept or reject such resignation. If the Board of Directors accepts such resignation, Mr. Wilson would no longer be a member of our Board of Directors and the Board of Directors may appoint a replacement to fill the vacancy or decrease the number of directors to eliminate the vacancy. If the Board of Directors rejects such resignation, we will publically disclose that decision and the rationale behind it.

Stockholder Approval

Approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the above “Ratification of Appointment of Director Bradley E. Wilson” Proposal.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our current executive officers.

Name	Age	Current Position(s)
Shane Evangelist	40	Chief Executive Officer
David G. Robson	47	Chief Financial Officer
Aaron E. Coleman	39	Chief Operating Officer
Houman Akhavan	36	Vice President of Marketing
Bryan P. Stevenson	41	Vice President, General Counsel and Secretary

The following is certain biographical information describing the business experience of each of our executive officers who is not a director. The biography of Mr. Evangelist appears earlier in this proxy statement. See “Proposal One: Election of Directors.”

David G. Robson has been our Chief Financial Officer since January 2012. Prior to his appointment as the Company’s Chief Financial Officer, Mr. Robson served as the Executive Vice President and Chief Administrative Officer at Mervyns’ LLC since 2007. From 2001 until 2007, Mr. Robson served as the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc. Mr. Robson began his career in public accounting with the accounting firm Deloitte & Touche LLP. Mr. Robson holds a B.S. in Accounting from the University of Southern California and is also a certified public accountant.

Aaron E. Coleman has been our Chief Operating Officer since September 2010, and was our Executive Vice President of Operations and Chief Information Officer from April 2008 until September 2010. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President – Online Systems at Blockbuster Inc., which he joined as Vice President – Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

Houman Akhavan has been our Vice President of Marketing since January 2006. Prior to that, from August 2004 to December 2005, Mr. Akhavan served as a consultant to U.S. Auto Parts, providing advice and guidance on marketing strategy and website optimization. From February 2000 to July 2004, Mr. Akhavan served as the founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm.

Bryan P. Stevenson has been our Vice President, General Counsel and Secretary since March 2011. From January 2008 to March 2011, Mr. Stevenson served as Vice President, Associate General Counsel at Blockbuster Inc., which he joined as Senior Corporate Counsel in November 2004. Mr. Stevenson worked as an attorney in private practice from 1999 to 2004. Mr. Stevenson holds a B.A. from Dallas Baptist University and a J.D. from Baylor University.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the five “named executive officers” listed below whose 2013 compensation information is presented in the tables following this discussion in accordance with SEC rules. The primary objective of our executive compensation policies and programs is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We believe this best serves our stockholders by providing a stable management team that is focused on long-term growth and profitability without incurring undue risk.

The three key elements of the current executive compensation program are annual base salary, bonuses, and long-term, equity-based incentives. We also provide certain of our executive officers with severance and change-in-control benefits as well as limited perquisites and other personal benefits. Our discussion below contains an additional explanation of each of these elements.

In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the Compensation Committee considers both the performance and skills of each executive, as well as the compensation paid to those executives in similar organizations with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. We focus on, among other things, the following five elements in determining compensation:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•	Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so our executive officers are held accountable through their compensation both in salary and in long-term incentive compensation.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of equity-based awards which serve to align our executive officer’s interests with those of our stockholders.

•	Likelihood of Compensation Structure to Encourage Excessive Risk Taking. Compensation, while tied in part to Company financial and stock performance, should not be tied in such a way as to encourage our executive officers to take excessive risk in operating the business or consummating strategic projects designed to artificially inflate earnings or share price.

Additionally, the Board of Directors adopted, and the Company’s stockholders approved at the 2011 Annual Meeting, a say-on-pay policy pursuant to the recently adopted Section 14A – Shareholder Approval of Executive Compensation, of the Exchange Act. Every three years, stockholders are able to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement. This advisory say-on-pay resolution is non-binding on the Board of Directors, however, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating the Company’s executive compensation, in the applicable years when advisory votes are solicited. The Board of Directors and the Compensation Committee carefully evaluated the results of the stockholder advisory vote of executive compensation in fiscal 2011 and considered this vote to be a strong endorsement of the Company’s policies and practices and has determined to conduct its review of executive compensation consistent with past practice. This advisory say-on-pay resolution is being voted on at the 2014 Annual Meeting of as described in detail in this Proxy Statement under Proposal 3. Also, unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, which is currently set at every three years, and therefore, the next scheduled say-on-pay vote will be at the 2017 Annual Meeting of Stockholders.

Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and compensation consultants. In 2007, in connection with our initial public offering, we had retained Compensia Inc. (or “Compensia”), an independent compensation consultant company, to assist us in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. As part of our annual evaluation of executive compensation, we engaged Compensia each year following the initial public offering, except fiscal 2012, in order to ensure that the Company remained competitive in attracting and retaining talented executives. To assist with 2013 compensation decisions, the Chief Executive Officer prepared an assessment of the Company’s overall performance in fiscal 2012, each individual’s performance during fiscal 2012, as well as a review of how each executive’s 2013 proposed compensation compared with the executives in the peer group companies provided in Compensia’s report for fiscal 2013, and recommended to the Compensation Committee base salary amounts, annual performance goals and annual incentive compensation for all executive officers except himself based upon those goals. When making 2013 compensation decisions, the Compensation Committee reviewed this report, assessed the CEO with regard to his own performance, established and made the final determinations regarding compensation of our named executive officers, and then determined that there would be no increases in base salaries based upon the Company’s 2012 performance. Our Compensation Committee utilized the services of Compensia to assist them in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives for fiscal 2013. Our Compensation Committee relied on Compensia’s report for fiscal 2013 to consider changes to the overall compensation for our named executive officers. While the Compensia report for fiscal 2013 generally recommended an increase in cash compensation for the named executive officers and additional grants of equity, our CEO and our Compensation Committee, based on the Company’s overall performance in 2012, recommended that no increases in base salaries or issuance of new equity grants be made for fiscal 2013, other than equity grants made pursuant to the stock option exchange program discussed under Long Term Equity Compensation below. All the participants in the stock option exchange program held stock options in excess of $4.00 per share, which was substantially higher than the fair market value of the Company’s common stock. Since the intent of granting options to all our employees is to provide a long term incentive and retention to the employees, options that are priced over the fair market value actually disincentivised our employees. All our named executive officers participated in the stock option exchange program.

The components of our executive compensation program generally include (a) base salaries; (b) annual cash and or equity incentive opportunities; (c) in certain years, annual equity grants; and (d) in certain years, long-term equity incentive opportunities Executives also participate in employee benefit programs available to the broader employee population such as our 401(k) plan and health insurance. We also maintain a deferred compensation plan for employees of the Company earning greater than $110,000 annually, in which such employees are eligible to participate and for which the Company matches 50% of contributions up to 2% of annual base salary. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and profitability.

Our Compensation Committee utilized the services of Compensia for fiscal 2011 to help determine the compensation paid to our executive officers. In their 2011 report, Compensia identified a peer group from which we gathered data which was utilized to help make decisions about the compensation for our executive officers in 2011. For fiscal 2012, our Compensation Committee decided not to engage Compensia to assist with determining fiscal 2012 compensation for our executive officers due to the financial performance of the company in 2012 and the fact that our Compensation Committee decided not make any changes to the compensation paid to our executive officers in fiscal 2012 from fiscal 2011, and no bonuses or equity grants were awarded to our executive officers in 2012. In 2013 our Compensation Committee utilized the services of Compensia for a new compensation report. The peer group identified by Compensia for fiscal 2013 includes the following companies, which were selected based upon their revenue size and their e-commerce technology and retail market focus:

• Blue Nile	• Digital River	• FriendFinder Networks

• Internap Network Services	• Nutrisystem	• Perficient, Inc.

• PetMed Express	• QAD, Inc.	• QuinStreet

• Rosetta Stone	• The Active Network	• Vitacost.com

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities, and salaries for named executive officers (as defined below in “Summary Compensation Table”) are established and adjusted at the discretion of the Compensation Committee. In 2013, the base salary for our executives did not change from fiscal 2012 because the Compensation Committee determined that no increases in base salaries were appropriate based on the Company’s performance in 2012. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

2013 base salaries for each named executive officer were as follows:

NAME AND TITLE	2013 BASE SALARY
Shane Evangelist	$425,000
Chief Executive Officer
David G. Robson	$300,000
Chief Financial Officer
Aaron E. Coleman	$300,000
Chief Operating Officer
Houman Akhavan	$270,000
Vice President Marketing
Bryan P. Stevenson	$231,000
Vice President, General Counsel

Annual Incentive Bonuses

In addition to base salary, our executives are eligible to earn annual incentive bonus compensation. Our incentive bonus plan ties the level of achievement of Company annual financial performance goals to the amount of annual incentive compensation that we pay to each of our executives. These performance goals incorporate a combination of revenue and EBITDA thresholds, as well as individual performance, so as to encourage the executives to maximize the generation of profitable new business as well as optimizing the profitability and performance of existing business. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value. This combination additionally limits the incentive for executives to take undue risk to maximize their incentive compensation. Incentive bonuses are established, adjusted and given final approval by the Compensation Committee, which has full discretion to award a bonus or not. While the incentive bonus has traditionally been paid in cash, in 2009 the Company initiated a program whereby the executives can each make an election to receive part of his bonus in shares of Company common stock at the time the target bonus-parameters are approved by the committee. For 2011, 2012 and 2013, incentive bonuses were established based upon revenue and adjusted EBITDA goals. Target incentive bonuses for our executive officers were established at approximately 30% to 80% of their respective annual base salaries in alignment with Compensia’s report for fiscal year 2013. However, the Company fell short of its fiscals 2012 and 2013 revenue and adjusted EBITDA goals, therefore our named executive officers annual incentive bonuses were not paid. During the first two quarters of fiscal 2013, the Company paid retention bonuses to Messrs. Coleman, Akhavan and Stevenson. Such bonuses were paid to Messrs. Coleman, Akhavan and Stevenson only as a retentive measure to ensure their continued employment with the Company. The Company also paid a one-time spot bonus of $10,000 to Mr. Stevenson upon the successful completion of certain projects in 2013 and which is included in the bonus amount below. The Compensation Committee, upon due recommendation from the CEO, approved such bonuses. No bonuses were paid to our Chief Executive Officer or our Chief Financial Officer.

Total target incentive/retention bonuses and actual bonuses paid for fiscal 2013 were as follows:

	TARGET BONUS	BONUS PAID/GRANTED
NAME AND TITLE	CASH	CASH	STOCK
Shane Evangelist Chief Executive Officer	$340,000	$—	—
David G. Robson Chief Financial Officer	$150,000	$—	—
Aaron E. Coleman Chief Operating Officer	$150,000	$33,750	—
Houman Akhavan Vice President Marketing	$95,000	$23,750	—
Bryan P. Stevenson Vice President, General Counsel	$70,000	$27,281	—

Long-Term Equity Compensation and Stock Option Exchange Program

We believe that long-term performance of the Company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. We do not have specific ownership percentage requirements for our executive officers, but in making additional awards take into consideration the ownership percentages of the executive officers of our peer group companies, as well as the balance between vested and unvested options held by the executive. All option grants are made at the fair market value of the Company’s stock on the date of grant. Our Chief Executive Officer makes recommendations on awards of options to the Compensation Committee, which then considers the recommended grants at each meeting, which generally coincide with meetings of the Board of Directors. If the hire date of an employee who is not an executive officer does not occur at the time of a Compensation Committee meeting, we may credit the employee with vesting time retroactive to hire date, but the exercise price of the option is always equal to the fair market value on the date of grant, no matter the vesting schedule. Executive officer options are generally granted at the time of hire.

From time-to-time, we may also grant equity based awards that vest based on the achievement of certain operational performance goals, which we believe help create incentives to help align our employees’ interests with the interests of stockholders. If such operational performance or goal is not met, then such awards would be forfeited.

Stock option grants are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning the employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants to continue their employment with us.

Our Board believed that it was critical to our future success to revitalize the incentive value of our stock option program to retain employees and recreate a personal stake in the long term financial success of the Company. The Board believed that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees would not be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in share value. The Board also recognized our competition’s ability to attract and recruit top talent. The Board believed that it had a responsibility to address these issues and to properly incentivize our employees. At the time of the stock option exchange, almost all of our outstanding stock options were “underwater”, meaning the exercise price of those options is greater than the stock price. Meaning the vast majority of our historically granted stock options had little or no perceived value to the employees who held them and were therefore no longer effective as incentives to motivate and retain those employees. Also, since the Company was not going to grant any new options to any of the named executive officers, the Board recognized the need for the stock option exchange program. Further, the stock option exchange program was designed to reduce the number of shares currently subject to outstanding options and provide renewed incentives to motivate employees to continue to create stockholder value. Consequently, the Board proposed the stock option exchange program described below.

During fiscal 2013, our Board of Directors and, subsequently, our shareholders approved the exchange of certain outstanding stock options that were held by our then current employees, for new options to purchase fewer shares with an exercise price equal to at least the fair market value of our common stock on the date of grant of the new options. The options included in the stock option exchange program were those options that had an exercise price greater than $4.00 per share were held by 95 then current employees and covered 4,027,629 shares, representing 55.7% of the Company’s then total outstanding stock options. Of the total number of shares subject to the outstanding options, 1,911,000 shares, or 47.4% of the eligible options, were held by our named executive officers. Messrs. Evangelist, Robson, Coleman, Akhavan and Stevenson individually held 750,000, 300,000, 350,000, 386,000 and 125,000 stock options, respectively, at exercise prices in excess of $4.00. Some of the options had exercise prices as high as $11.68 per share. Of the options, 578,152 were granted under our 2006 Equity Incentive Plan, 2,664,477 were granted under our 2007 Omnibus Incentive Plan and 785,000 were granted under the 2007 New Employee Incentive Plan. Participation in the stock option exchange program by then current employees was to be voluntary. Former employees, consultants and non-employee directors were not eligible to participate in the stock option exchange program. The exchange ratio for the stock option exchange program was 3.5:1; that is, each 3.5 shares subject to an outstanding stock option would be exchanged for a new option to purchase one share of common stock, with the aggregate number of shares subject to the new option rounded down to the nearest share.

The new options were granted on the date of cancellation of the surrendered options and had an exercise price of $0.9866 per share, which was the fair market value of our common stock on the date of grant of such new options. Messrs. Evangelist, Robson, Coleman, Akhavan and Stevenson received 214,285, 85,714, 99,998, 110,284 and 35,713 new options, respectively, in exchange for their earlier options. Surrendered options from the 2006 Equity Incentive Plan, the 2007 Omnibus Incentive Plan and the 2007 New Employee Incentive Plan were returned to the plan, as applicable, and will be available for future grant under such plan. New options granted in the stock option exchange program vest beginning one year from the date of grant of the new options. All new options granted under the stock option exchange program begin vesting 25% on the first anniversary of the date of the grant of the new option and in 36 equal monthly installments thereafter. Each of the new options has an expiration date that is ten years from the date of grant of the new option, and were granted under and subject to the terms and conditions of the Company’s 2007 Omnibus Incentive Plan.

Equity compensation granted to the named executive officers and its grant date fair values are presented in the compensation tables, below.

Other Compensation

The Compensation Committee may determine or the Chief Executive Officer may recommend from time to time that an executive officer has performed in a manner that should be rewarded with a “spot” or extraordinary bonus. Mr. Stevenson was paid a one-time spot bonus of $10,000 upon the successful completion of certain projects in 2013 and is included in the amount reflected in the table under Annual Incentive Bonus above and Summary Compensation Table below. No such bonuses were paid in fiscals 2012 or 2011. Finally, our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, as well as a Company match of 50% of contributions to the Company’s 401(k) up to 6% of salary, that are available to all employees, plus a Company match of 50% of contributions to the Company’s non-qualified deferred compensation plan up to 2% of salary. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Likelihood of Compensation Structure to Encourage Excessive Risk Taking

After a thorough review of the Company’s compensation policies as they apply to all employees and more specifically the executive officers, the Compensation Committee believes that the policies do not encourage unnecessary risk taking and the impact of risk that may be encouraged by the policies would not present a material adverse impact to the Company. We provide base salaries to provide stability and predictability of monthly income, and provide incentive cash or stock bonuses and long-term equity grants to encourage focus on profitability and growth of the Company over time.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We have a non-qualified defined contribution plan that was established in January 2010; employees earning greater than $110,000 are currently eligible to participate in the plan. The plan utilizes a rabbi trust for protection of its assets, although in the event of bankruptcy the plan would become a general creditor of the Company. Participants may contribute up to 90% of their annual base salary and up to 100% of bonus awards and the Company matches 50% of contributions up to 2% of salary.

Equity Compensation Plans

We have options granted and outstanding under three equity compensation plans, the 2006 Equity Incentive Plan, the 2007 Omnibus Incentive Plan, and the 2007 New Employee Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) was adopted by our board of directors and approved by our stockholders in March 2006. A total of 4,365,340 shares of our common stock were previously reserved for issuance under the 2006 Incentive Plan. Under the 2006 Incentive Plan, we were authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to grant to employees, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. All options granted under the 2006 Incentive Plan have terms not exceeding ten years and are immediately exercisable but vest over time. Options granted under the 2006 Incentive Plan are not transferable by the recipient except by will or by the laws of descent and distribution. As of March 24, 2014, options to purchase 119,226 shares of our common stock were outstanding under the 2006 Incentive Plan at a weighted average exercise price of $10.97 per share. No options have been granted under the 2006 Incentive Plan after September 30, 2006, and all outstanding options are governed by the terms and conditions of this plan.

2007 Omnibus Incentive Plan

We adopted the 2007 Omnibus Incentive Plan (the “2007 Omnibus Plan”) in January 2007, which became effective on February 8, 2007, the effective date of the registration statement filed in connection with our initial public offering. Under the 2007 Omnibus Plan, the Company was previously authorized to issue 2,400,000 shares of common stock under various instruments plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2008 and ending on January 1, 2017 equal to (i) the lesser of (A) 1,500,000 shares of Common Stock or (B) five percent (5%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Company’s board of directors. Options granted under the 2007 Omnibus Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. The 2007 Omnibus Plan provides for automatic grant of options to purchase common stock to non-employee directors. As of March 24, 2013, options to purchase 5,688,370 shares of our common stock were outstanding under the 2007 Omnibus Plan at a weighted average exercise price of $2.71 per share and 2,023,853 shares of our common stock are reserved for future issuance under the 2007 Omnibus Plan.

2007 New Employee Incentive Plan

We adopted the 2007 New Employee Incentive Plan (the “2007 New Employee Plan”) in October 2007. Under the 2007 New Employee Plan, the Company is authorized to issue 2.0 million shares of common stock under various instruments solely to new employees. Options granted under the 2007 New Employee Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. As of March 24, 2014, options to purchase 15,000 shares of our common stock were outstanding under the 2007 New Employee Plan at a weighted average exercise price of $4.30 per share and 1,551,667 shares of our common stock are reserved for future issuance under the 2007 New Employee Plan.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In February 2014, in order to rectify certain inconsistencies and to provide more standard language regarding benefits and responsibilities of each executive in the event of a change in control, we amended the employment agreements originally entered into with Shane Evangelist, our Chief Executive Officer, David G. Robson, our Chief Financial Officer, Aaron Coleman, our Chief Operating Officer, Houman Akhavan, our Vice President of Marketing and Bryan P. Stevenson, our Vice President, General Counsel and Secretary. The amendments were made after the Compensation Committee consulted with Compensia, its compensation consultant, as well as outside counsel and determined that the provisions were in accordance with the Company’s benchmark peer group. The changes are primarily as follows:

•	Provide, for the named executive officers, that all options (those initially granted in connection with commencement of employment and those granted thereafter) will be subject to “double-trigger” vesting acceleration in the event the officer is terminated or resigns for “good reason” (as defined in the Amended Agreement) following a change in control of the Company;

•	Provide that the “double trigger” vesting acceleration protection period will commence 3 months before a change in control and end 12 months following the change in control;

•	Provide that a resignation with good reason must occur within two years following the event giving rise thereto;

•	To provide, that good reason will include a change in the executive’s authority, duties or responsibilities (including diminished duties resulting from no longer being an executive officer of a publicly-traded company) and a change in the authorities, duties or responsibilities of the supervisor to whom the executive is required to report;

•	Provide that, following a change in control, a resignation for good reason due to a change in the executive’s authority, duties or responsibility or that of his supervisor cannot be triggered prior to six months after a change in control; and

•	Provide that the portion of severance relating to the pro rata bonus is at the “target” level.

Agreements with Shane Evangelist, Chief Executive Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Evangelist (the “Amended Evangelist Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Evangelist on September 18, 2012 (the “Prior Evangelist Agreement”). The Prior Evangelist Agreement was amended and restated pursuant to the Amended Evangelist Employment Agreement for the purpose of providing that upon Mr. Evangelist’s termination or resignation for any reason, all stock options granted to Mr. Evangelist that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Evangelist Employment Agreement provides that in the event of Mr. Evangelist’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason or as a result of the expiration of the Amended Evangelist Employment Agreement (other than as a result of Mr. Evangelist having been terminated for cause or as a result of his death or disability), Mr. Evangelist will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration. The Amended Evangelist Employment Agreement also provides that Mr. Evangelist will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Evangelist’s annual cash target incentive bonus. Pursuant to the Amended Evangelist Employment Agreement, Mr. Evangelist’s annual base salary will remain at $425,000. Mr. Evangelist will also continue to be eligible to receive an annual target incentive bonus of up to 80% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. Under the severance provisions of the Amended Evangelist Agreement, in the event of his involuntary termination by the Company for any reason (other than for cause) or in the event of his own voluntary resignation with good reason, Mr. Evangelist will continue to be entitled to severance benefits consisting of, among other things, continuation of his annual base salary for a period of one year following termination, a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

If a triggering event under the severance provisions of the Prior Evangelist Agreement had occurred on the last business day of fiscal 2013, then Mr. Evangelist would have been entitled to a payment of $425,000 and approximately $17,000 of COBRA payments. Also, based on the Prior Evangelist Agreement, in the event of a change in control as of the last business day of fiscal year 2013, all of Mr. Evangelist’s unvested outstanding options of 214,285 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $326,442. The value realized is based on the fair market value per share of our common stock as of December 28, 2013 of $2.51 minus the exercise price of $0.9866 per share.

Agreements with David G. Robson, Chief Financial Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Robson (the “Amended Robson Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Robson on January 3, 2012 (the “Prior Robson Agreement”). The Prior Robson Agreement was amended and restated pursuant to the Amended Robson Employment Agreement for the purpose of providing that upon Mr. Robson’s termination or resignation for any reason, all stock options granted to Mr. Robson that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Robson Employment Agreement provides that in the event of Mr. Robson’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason, Mr. Robson will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Robson Employment Agreement also provides that Mr. Robson will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Robson’s annual cash target incentive bonus. Pursuant to the Amended Robson Employment Agreement, Mr. Robson’s annual base salary was increased to $303,000. Mr. Robson will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee. Under the severance provisions of the Amended Robson Agreement, in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Robson will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.

If a triggering event under the severance provisions of the Prior Robson Agreement had occurred on the last business day of fiscal 2013, then Mr. Robson would have been entitled to a payment of $300,000 and approximately $17,000 of COBRA payments. Also, based on the Prior Robson Agreement, in the event of a change in control as of the last business day of fiscal year 2013, all of Mr. Robson’s unvested outstanding options of 85,714 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $130,577. The value realized is based on the fair market value per share of our common stock as of December 28, 2013 of $2.51 minus the exercise price of $0.9866 per share.

Agreements with Aaron E. Coleman, Chief Operating Officer

In February 2014, the Company amended and restated its Employment Agreement with Mr. Coleman (the “Amended Coleman Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Coleman on September 18, 2012 (the “Prior Coleman Agreement”). The Prior Coleman Agreement was amended and restated pursuant to the Amended Coleman Employment Agreement for the purpose of providing that upon Mr. Coleman’s termination or resignation for any reason, all stock options granted to Mr. Coleman that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Coleman Employment Agreement provides that in the event of Mr. Coleman’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason or as a result of the expiration of the Amended Coleman Employment Agreement (other than as a result of Mr. Coleman having been terminated for cause or as a result of his death or disability), Mr. Coleman will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Coleman Employment Agreement also provides that Mr. Coleman will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, such executive’s annual cash target incentive bonus. Pursuant to the Amended Employment Agreement, Mr. Coleman’s annual base salary was increased to $307,500. Mr. Coleman will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, based upon us reaching our revenue and EBITDA goals as well as his achievement of certain individual goals to be established by the Compensation Committee. Under the severance provisions of the Amended Coleman Agreement, in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with our regular pay practices), plus a pro-rated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment.

If a triggering event under the severance provisions of the Prior Coleman Agreement had occurred as of the last business day of fiscal year 2013, then Mr. Coleman would have been entitled to a payment of $300,000 and approximately $17,000 of COBRA payments. Also, based on the Prior Coleman Agreement, in the event of a change in control as of the last business day of fiscal year 2013, all of Mr. Coleman’s unvested outstanding options of 99,998 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $171,258. The value realized is based on the fair market value per share of our common stock as of December 28, 2013 of $2.51 minus the exercise price of $0.9866 per share.

Agreements with Houman Akhavan, Vice President of Marketing

In February 2014, the Company entered into an Employment Agreement with Mr. Akhavan (the “Akhavan Employment Agreement”), pursuant to which Mr. Akhavan’s annual base salary was increased to $272,700. Mr. Akhavan will also be eligible to receive an annual target incentive bonus of up to $95,000, depending on the achievement of certain revenue and EBITDA goals to be established by the Compensation Committee. While Mr. Akhavan will continue to be employed on an at-will basis, the Akhavan Employment Agreement provides that in the event of his termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability) or as a result of the expiration of the Akhavan Employment Agreement (other than as a result of Mr. Akhavan having been terminated for cause or as a result of his death or disability), Mr. Akhavan will be entitled to severance payments equal to six months of base salary (payable in accordance with the Company’s regular pay practices), plus any earned but unpaid target bonus for the fiscal year prior to the year of such termination or expiration, and a pro-rated portion of his target bonus for the year of such termination or expiration, and reimbursement for the cost of COBRA coverage for a period of up to six months (except in the event of any termination due to Mr. Akhavan’s death). In the event that Mr. Akhavan is terminated without cause or he resigns for good reason during the period beginning three months before a change of control of the Company and ending 12 months following a change of control of the Company, all stock options and other equity compensation (other than restricted stock unit awards, which will be governed by the applicable award agreements) will accelerate in full and all stock options granted to Mr. Akhavan that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. The Akhavan Employment Agreement also provides that Mr. Akhavan will be eligible to receive an annual target incentive bonus in the form of stock or restricted stock unit awards as determined by the Compensation Committee, which such equity bonus may be in addition to, or a replacement for, such Mr. Akhavan’s annual cash target incentive bonus.

Under the prior offer letter with Mr. Akhavan from January 2006, which was in effect on December 28, 2013, pursuant to which he agreed to serve as our Vice President of Marketing, in the event Mr. Akhavan’s employment was terminated for any reason other than for cause, then we would be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date. If a triggering event under the severance provisions of his prior agreement had occurred on the last business day of fiscal year 2013, then Mr. Akhavan would have been entitled to a payment of approximately $135,000. Also, based on Mr. Akhavan’s January 2006 offer letter, in the event of a change in control as of the last business day of fiscal year 2013, all of Mr. Akhavan’s unvested outstanding options of 110,284 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $167,934. The value realized is based on the fair market value per share of our common stock as of December 28, 2013 of $2.51 minus the exercise price of $0.9866 per share.

Agreements with Bryan P. Stevenson, Vice President, General Counsel and Secretary

In February 2014, the Company amended and restated its Employment Agreement with Mr. Stevenson (the “Amended Stevenson Employment Agreement”), replacing the Company’s existing Employment Agreement entered into with Mr. Stevenson on May 15, 2012 (the “Prior Stevenson Agreement”). The Prior Stevenson Agreement was amended and restated pursuant to the Amended Stevenson Employment Agreement for the purpose of providing that upon Mr. Stevenson’s termination or resignation for any reason, all stock options granted to Mr. Stevenson that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Furthermore, the Amended Stevenson Employment Agreement provides that in the event of Mr. Stevenson’s termination due to his death or disability, termination for any reason (other than for cause or as a result of his death or disability), resignation for good reason, Mr. Stevenson will be entitled to any earned but unpaid target bonus for the fiscal year prior to the year of such termination, resignation or expiration, as applicable. The Amended Stevenson Employment Agreement also provides that Mr. Stevenson will be eligible to receive an annual target incentive bonus in the form of common stock or restricted stock unit awards as determined by the Committee, which such equity bonus may be in addition to, or a replacement for, Mr. Stevenson’s annual cash target incentive bonus. Mr. Stevenson will also be eligible to receive an annual target incentive bonus of up to 30% of his annual base salary, based upon goals to be established by the Compensation Committee. Pursuant to the Amended Stevenson Employment Agreement, Mr. Stevenson’s annual base salary was increased to $240,240. Under the severance provisions of the Amended Stevenson Agreement, in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Stevenson will be entitled to severance payments equal to six month’s base salary (payable over six months year in accordance with our regular pay practices), plus a pro-rated portion of his annual target performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for up to one year following his termination of employment.

If a triggering event under the severance provisions of the Prior Stevenson Agreement had occurred as of the last business day of fiscal year 2013, then Mr. Stevenson would have been entitled to a payment of approximately $115,500 and approximately $6,000 of COBRA payments. Also, based on the Prior Stevenson Agreement, in the event of a change in control as of the last business day of fiscal year 2013, all of Mr. Stevenson’s unvested outstanding options of 35,713 shares would have immediately vested and become fully exercisable, and the value realized would have been approximately $54,405. The value realized is based on the fair market value per share of our common stock as of December 28, 2013 of $2.51 minus the exercise price of $0.9866 per share.

Tax and Accounting Impact of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

The Company annually reviews the compensation paid to its Chief Executive Officer and each of the three other most highly compensated officers to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based stock and annual cash bonus payments may qualify as performance-based compensation.

For 2013, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

Summary Compensation Table

The following table shows information regarding the compensation earned or awarded during the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 by our Chief Executive Officer and our other named executive officers. The officers listed below are collectively referred to as the “named executive officers” in this proxy statement.

Name	Fiscal Year	Salary		Bonus(1)		Stock Awards		Option Awards(2)	All Other Compensation		Total

Shane Evangelist Chief Executive Officer	2013 2012 2011	$ $	425,000 425,000 425,000	$	— — —	$	— — —	$126,621 — —	$36,711 35,719 37,582	(3) (3) (3)	$588,332 460,719 462,582

David G. Robson Chief Financial Officer	2013 2012 2011		300,000 293,100 —		— — —		— — —	503,400 870,000 —	35,391 28,731 —	(3) (3)	838,791 1,191,831 —

Aaron E. Coleman Chief Operating Officer	2013 2012 2011		300,000 300,000 298,000		37,500 — 10,000		— — —	171,258 — 332,800	36,024 38,790 78,848	(3) (3) (3)	544,782 338,790 719,648

Houman Akhavan Vice President of Marketing	2013 2012 2011		270,000 270,000 269,000		23,750 — 10,000		— — —	166,446 — 269,900	46,307 46,150 46,988	(3) (3) (3)	506,503 316,150 595,888

Bryan P. Stevenson Vice President, General Counsel	2013 2012 2011		230,410 231,000 177,400		27,281 — 35,166		— — —	164,102 — 371,750	14,092 11,402 8,776	(3) (3) (3)	435,885 242,402 593,092

(1)	During the first two quarters of fiscal 2013, the Company paid retention bonuses to Messrs. Coleman, Akhavan and Stevenson. Such bonuses were paid to Messrs. Coleman, Akhavan and Stevenson only as a retentive measure to ensure their continued employment with the Company. The Company also paid a one-time spot bonus of $10,000 to Mr. Stevenson upon the successful completion of certain projects in 2013 and is included in the bonus amount above.
(2)	No new options were awarded to any of the named executive officers in fiscal 2013. The amounts represent aggregate grant date fair value of such option awards exchanged as part of the stock option exchange program and as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates and Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. As described in detail under Compensation Discussion and Analysis - Long Term Equity Compensation above, in certain cases, the stock option exchange program resulted in additional share-based compensation expense for some of the named executive officers that depended on the number of shares tendered, the unamortized expense of the prior options, to the extent unvested, and our stock price at the time of the exchange. The unamortized compensation expense from the surrendered options and incremental compensation expense associated with the new options granted under the stock option exchange program is included in the total 2013 stock compensation. For option awards, please note that amounts reported for fiscal 2012 and 2011 in our 2013 Proxy Statement were based on the share-based compensation expense recognized in accordance with FASB ASC Topic 718 so amounts previously reported were revised to reflect the grant date fair value of the option awards.
(3)	Mr. Evangelist: represents automobile allowances ($15,000 in 2013, 2012 and 2011), health insurance premiums ($17,461 in 2013, $16,469 in 2012 and $17,047 in 2011), and deferred compensation employer portion ($4,250 in 2013 and 2012, and $5,534 in 2011). Mr. Robson: represents automobile allowance ($12,000 in 2013 and 2012), 401(k) employer contribution ($5,930 in 2013 and $1,385 in 2012), deferred compensation employer portion ($2,995 in 2012) and health insurance premiums ($17,461 in 2013 and $12,352 in 2012). Mr. Coleman: represents relocation expense associated with his temporary relocation to Chicago on behalf of the Company in 2011 of $38,607, and automobile allowance, 401(k) employer contribution, health insurance premiums and deferred compensation employer portion ($12,000, $3,188, $17,461 and $3,375 for 2013, $12,000, $7,222, $16,469, and $3,100 for 2012 and $12,000, $7,350, $17,103 and $3,789 for 2011). Mr. Akhavan: represents health insurance premiums, 401(k) plan employer contribution, automobile allowance and deferred compensation employer portion ($24,000, $7,350, $12,000 and $2,957 for 2013, $24,000, $7,350, $12,000 and $2,800 for 2012 and $24,000, $7,350, $12,000 and $3,638 for 2011). Mr. Stevenson: represents 401(k) employer portion, deferred compensation employer portion and health insurance premiums ($5,443, $2,304 and $6,345 for 2013, $6,869, $2,290 and $2,244 for 2012, and $5,292, $0 and $3,584 for 2011).

Grants of Plan-Based Awards

All plan-based awards that might be granted to our named executive officers are non-qualified stock options or shares of stock. The exercise price per share of each option granted to our named executive officers is equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant. The per share amounts represent the grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates and Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. No new grants were made to any of our named executive officers during fiscal year 2013, other than the options exchanged under the stock option exchange program described elsewhere in this proxy statement.

Stock Option Exchange Program Awards

As discussed above in Compensation Discussion and Analysis – Long-Term Equity Compensation, in fiscal 2013, the Company had a stock option exchange program, in which all our named executive officers participated and exchanged their stock options with prices in excess of $4.00 per share. The following table presents information concerning the exchange of stock options by our named executive officers:

Name	Grant Date	Total Options Exchanged	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards (1)

Shane Evangelist	9/9/2013	750,000	214,285	$0.9866	$126,621

David G. Robson	9/9/2013	300,000	85,714	0.9866	503,400

Aaron E. Coleman	9/9/2013	350,000	99,998	0.9866	171,258

Houman Akhavan	9/9/2013	386,000	110,284	0.9866	166,446

Bryan P Stevenson	9/9/2013	125,000	35,713	0.9866	164,102

(1)	The per share amounts listed represent the grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates and Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The stock option exchange program resulted in additional share-based compensation expense for some of the named executive officers that depended on the number of shares tendered, the unamortized expense of the prior options, to the extent unvested, and our stock price at the time of the exchange. The unamortized compensation expense from the surrendered options and incremental compensation expense associated with the new options granted under the stock option exchange program is included in the total 2013 stock compensation. Included is a carry forward share-based compensation expense of $503,391 for David G. Robson, $138,365 for Aaron E. Coleman, $111,143 for Houman Akhavan and $161,268 for Bryan P. Stevenson.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 28, 2013. The information in the table represents options after the stock option exchange program. Except as otherwise indicated below, each option was granted under the 2007 Omnibus Incentive Plan and vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Shane Evangelist	125,000	(1)	—	3.72	5/14/2018
Chief Executive Officer	125,000	(1)	—	3.72	5/14/2018
	500,000		—	1.59	1/4/2019
	—		214,285	0.99	9/9/2023

David G. Robson	—		85,714	0.99	9/9/2023
Chief Financial Officer

Aaron E. Coleman	125,000		—	1.59	1/4/2019
Chief Operating Officer	—		71,428	0.99	9/9/2023
	—		17,142	0.99	9/9/2023
	—		11,428	0.99	9/9/2023

Houman Akhavan	100,000		—	1.59	1/4/2019
Vice President of Marketing	—		66,000	0.99	9/9/2023
	—		21,428	0.99	9/9/2023
	—		14,285	0.99	9/9/2023
	—		8,571	0.99	9/9/2023

Bryan P. Stevenson	—		21,428	0.99	9/9/2023
Vice President, General Counsel	—		14,285	0.99	9/9/2023

(1)	The stock options vested and became exercisable upon meeting certain stock price metrics. Fifty percent of the shares underlying the option vested and became exercisable upon the monthly average closing sales price of our common stock as reported by NASDAQ (the “Average Closing Price”) equaling or exceeding $6.00 per share in any consecutive three month period prior to October 15, 2012. The remaining 50% of the shares underlying the option also vested and became exercisable upon the Average Closing Price equaling or exceeding $8.00 per share in any consecutive three-month period prior to October 15, 2012. The Average Closing Price equaled or exceeded $6.00 for the three consecutive months ended March 31, 2010, and the shares subject to that portion of the grant, 125,000 shares, vested on March 31, 2010. Additionally, the Average Closing Price equaled or exceeded $8.00 for the three consecutive months ended October 29, 2010 and the shares subject to that portion of the grant, 125,000 shares, vested on October 29, 2010.

Option Exercises and Stock Vested in Fiscal 2013

No options were exercised in fiscal 2013 by any of our named executive offices.

Nonqualified Deferred Compensation

The following table shows for fiscal 2013 certain information regarding nonqualified deferred compensation benefits for the named executive officers:

Name	Executive Contributions in 2013	Company Contributions in 2013 (1)	Aggregate Earnings (Losses) in 2013 (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 28, 2013

Shane Evangelist	$8,500	$4,250	$7,600	$—	$77,289

David G. Robson	—	—	20,990	—	83,176

Aaron E. Coleman	6,750	3,375	9,256	—	153,497

Houman Akhavan	5,915	2,957	9,199	—	55,586

Bryan P. Stevenson	6,912	2,304	—	—	18,375

(1)	All Company Contributions have also been included under All Other Compensation in the Summary Compensation Table above.
(2)	Aggregate annual earnings have not been included in the Summary Compensation Table above.

The Board of Directors determined in 2009 that it is appropriate for retention of our executives to implement a deferred compensation plan so that employees earning greater than $110,000 annually could make contributions to their retirement in addition to those allowed under our 401(k) plan, which has required deferrals to be returned to certain employees who contributed more than 401(k) discrimination testing will allow under certain circumstances. The deferred compensation plan allows participants to defer as much as 90% of salary and 100% of any bonuses, and the Company matches 50% of any employee contributions, up to a maximum of 2% of salary and credited to the account at the end of each year. Company contributions vest over a 3-year period. The minimum allowed deferral is $5,000, and the participant can elect to have contributions paid out at a date certain or upon retirement from the Company. Account balances can be paid out in lump sum or installments upon retirement or disability of the participant, but lump-sum payouts are mandatory upon termination of employment or death; change of control; or an “in-service” or date certain payout. The plan is funded through the purchase of company owned life insurance through a rabbi trust, and each participant is granted a death benefit of 3 times his or her salary. Included above, total participant deferrals and Company contributions into the plan were $40,963 for the year ended December 28, 2013.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Messrs. Harman and Khazani, are entitled to a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive an additional $25,000, $22,000, $7,500, and $5,000, respectively, per year for his or her service as chairperson for such committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of the Company. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

Director Stock Ownership Guidelines and Director Payment Election Plan

In June 2011, in an effort to further align directors’ interests with those of shareholders and implementing best practices in corporate governance, the Company implemented guidelines for director share ownership. The stock ownership guideline is for directors to own and maintain a minimum of $100,000 of our stock (a multiple of 4 times the annual $25,000 director retainer). Current directors will have 3 years from the date of the approval of the guideline and any new directors will have 3 years from the date of their initial election to the Board of Directors to comply.

In July 2011, the Board of Directors approved the Director Payment Election Plan which provides the directors with a convenient mechanism to acquire stock to comply with the director stock ownership guidelines. Each year the Director Payment Election Plan allows for a director to elect, beginning on the first day of the open trading window following the annual meeting of the Company’s stockholders and ending on the last day of such open trading window, to receive, in lieu of cash, all or a specified percentage of all fees to be earned for serving on the Board of Directors in shares of the Company’s common stock. The election shall be irrevocable for each applicable year. The Company will issue to each director who has elected to receive common stock, on the date fees become payable on a quarterly basis during the applicable year in accordance with the Company’s normal payment practices, a number of shares of common stock equal to (i) the cash value of any fees otherwise payable to the director, divided by (ii) the closing sales price for the common stock on the applicable payment date. If the calculation would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the fraction multiplied by the closing sales price on the applicable payment date.

For fiscal 2013 each of our non-employee directors, other than Messrs. Harman and Khazani, received stock options and $25,000 per year for his or her service as a director, as well as the payment of an additional $7,500 per year, for serving on the Audit Committee, $5,000 per year, for serving on the Compensation Committee or $2,500 per year, for serving on the Nominating and Governance Committee. In addition, the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received $22,000, $7,500 and $5,000 per year, respectively for their service on such committees during fiscal 2013.

The following table sets forth a summary of the compensation earned in fiscal year 2013 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Joshua L. Berman	$36,714	$14,230	$50,944
Fredric W. Harman	—	—	—
Sol Khazani	—	—	—
Robert J. Majteles	65,417	28,460	93,877
Warren B. Phelps III	50,642	14,230	64,872
Bradley E. Wilson	—	67,802	67,802
Barbara Palmer	—	67,802	67,802

(1)	Stock options were granted pursuant to our 2007 Omnibus Incentive Plan. The amounts listed represent aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates and Note 7 to the Consolidated Financial Statements – Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.
(2)	Messrs. Majteles held 455,000 options, Berman held 165,000 options, Phelps held 165,000 options, Wilson held 45,000 options and Ms. Palmer held 45,000 options, to purchase shares of our Common stock, as of December 28, 2013.
(3)	Mr. Wilson and Ms. Palmer were each granted 45,000 options to purchase shares of our Common stock upon their appointment to the Board of Directors effective November 2013.

The members of the Compensation Committee of our Board of Directors during fiscal 2013 were Messrs. Berman, Majteles and Phelps and Ms. Siminoff for a part of the year. Ms. Siminoff resigned from the Compensation Committee of our Board of Directors in July 2013. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during fiscal 2013. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the SEC. We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2014 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 28, 2013.

Submitted by the Compensation Committee
of the Board of Directors:

Joshua L. Berman
Robert J. Majteles
Warren B. Phelps III

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of March 24, 2014 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 33,412,794 shares of common stock outstanding and 4,149,997 shares of Series A Convertible Preferred outstanding as of March 24, 2014 totaling 37,562,791 shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 24, 2014 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders:
Oak Investment Partners XI, L.P.(2)	10,737,209	27.2%
Mehran Nia(3)	4,668,183	12.4
William Blair & Company, L.L.C.(4)	4,032,502	10.7
Sol Khazani(5)	2,521,120	6.7
Mina Khazani(6)	2,419,292	6.4
Officers and Directors:
Shane Evangelist(7)	1,067,189	2.7
David G. Robson	—	—
Aaron E. Coleman(8)	143,943		*
Houman Akhavan(9)	142,163		*
Bryan P. Stevenson	—	—
Joshua L. Berman(10)	163,950		*
Fredric W. Harman(2)	10,737,209	27.2
Sol Khazani(5)	2,521,120	6.7
Robert J. Majteles(11)	658,202	1.7
Warren B. Phelps III(12)	174,774		*
Bradley E. Wilson	—	—
Barbara Palmer	—	—
All directors and executive officers as a group (12 persons)(13)	15,783,550	40.3

*	Less than 1%.

(1)	The address for each of the directors and officers listed above, Mehran Nia and Mina Khazani is c/o U.S. Auto Parts Network, Inc. at 16941 Keegan Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for William Blair & Co. is 222 W. Adams, Chicago, IL 60606.
(2)	Consists of (i) 9,333,485 of common stock based on Schedule 13D/A filed with the SEC on February 14, 2013, (ii) 1,379,310 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 28, 2013 and (iii) 24,414 shares of common stock issued in lieu of preferred stock dividends based on Form 5 filed with the SEC on February 14, 2014. Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.
(3)	Consists of (i) 3,187,433 shares of common stock owned directly by the Nia Family Living Trust, Dated September 2, 2004, (ii) 213,979 shares of common stock owned directly by the Mehran Nia Annuity Trust, Dated November 18, 2006, (iii) 213,979 shares of common stock owned directly by the Fariba Nia Annuity Trust, Dated November 18, 2006 based on a Form 4 filed with the SEC on May 12, 2010, (iv) 18,310 shares of common stock issued in lieu of preferred stock dividends ; and (v) 1,034,482 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 27, 2013. Mehran Nia has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee or co-trustee of several trusts. Mr. Nia additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(4)	Based on a Schedule 13G/A filed with the SEC on February 6, 2014. William Blair & Company, L.L.C. has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 4,032,502 shares, and is thus deemed to beneficially own such shares.
(5)	Consists of (i) 1,956,211 shares of common stock owned directly by the Sol Khazani Living Trust Established June 1, 2007, of which Mr. Khazani is the sole trustee, (ii) 213,979 shares of common stock owned directly by the Sol Khazani Annuity Trust Established November 18, 2006, of which Mr. Khazani is the sole trustee, (iii) 6,103 shares of common stock issued in lieu of preferred stock dividends and (iv) 344,827 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on March 27, 2013. Mr. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee of several trusts. Mr. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(6)	Consists of (i) 1,366,500 shares of common stock owned directly by the Mina Khazani Living Trust, Dated May 30, 2007, of which Ms. Khazani is the sole trustee, (ii) 18,310 shares of common stock issued in lieu of preferred stock dividends and (ii) 1,034,482 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 8-K filed with the SEC on March 25, 2013. Ms. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in her capacity as trustee the trust. Ms. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.
(7)	Includes 750,000 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(8)	Includes 125,000 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(9)	Includes 100,000 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(10)	Includes 157,774 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(11)	Consists of (i) 65,000 shares of common stock, (ii) 150,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock based on Form 4 filed with the SEC on April 9, 2013, (iii) 2,654 shares of common stock issued in lieu of preferred stock dividends and (iii) 440,548 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(12)	Includes 157,774 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.
(13)	Includes 1,906,096 shares issuable upon exercise of outstanding options which are exercisable as of March 24, 2014 or within 60 days after such date.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Except as disclosed below, since December 29, 2012, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in January 2007, our Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Related Party Transactions

Beginning in November 2003, the Company has leased its former corporate headquarters and primary warehouse from Nia Chloe, LLC (“Nia Chloe”), a member of which is our board member, Sol Khazani. Another Nia Chloe member, Mehran Nia, was also one of our board members until his resignation in December 2009, and Mr. Nia remains a stockholder owning greater than 5% of our common stock. Lease payments and expenses associated with this related party arrangement totaled $374,000, for each of the years ended December 28, 2013, December 29, 2012 and December 31, 2011.

The Company has entered into indemnification agreements with the Company’s directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with the Company’s future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 28, 2013 and representations from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 28, 2013 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 16941 Keegan Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

AT THE OFFICES OF THE COMPANY LOCATED AT 16941 KEEGAN AVENUE, CARSON, CA 90746

This proxy statement and our annual report on Form 10-K for the year ended December 28, 2013 are also available at http://investor.usautoparts.net. We encourage you to access and review all of the important information contained in the proxy materials before voting. To obtain directions to be able to attend the shareholder meeting and vote in person, please contact our corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746 or by calling us at (424) 702-1445.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2015 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 9, 2014.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between February 19, 2015 and March 21, 2015. If the date of the 2015 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2014 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2015 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2015 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2015 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

INCORPORATION BY REFERENCE

The following items of our 2013 Annual Report on Form 10-K are incorporated herein by reference

•	Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 7A — Quantitative and Qualitative Disclosures about Market Risk

•	Item 8 — Financial Statements and Supplementary Data

•	Item 9 — Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting, to the extent that they update the information included herein or incorporated by reference above, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide you, without charge, a copy of any of the information incorporated by reference in this proxy statement (excluding exhibits) by first class mail or other equally prompt means within one business day of receiving a written request directed to us at: U.S. Auto Parts Network, Inc., Attn: Secretary, 16941 Keegan Avenue, Carson, CA 90746 or by calling us at (424) 702-1445.

By Order of the Board of Directors

Shane Evangelist
Chief Executive Officer

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 20, 2014.

Vote by Internet
• Go to www.envisionreports.com/PRTS • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following nominees and FOR Proposals 2, 3, 4, and 5.

1.	Election of the following Class II Directors:
		For	Withhold		For	Withhold		For	Withhold	+

	01 - Joshua L. Berman	☐	☐	02 - Sol Khazani	☐	☐	03 - Robert J. Majteles	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as the independent auditor of U.S. Auto Parts Network, Inc. for the fiscal year ending January 3, 2015.	☐	☐	☐	3.	Say on Pay – Advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Ratification of the appointment of Class I director Barbara Palmer to hold office until the 2016 annual meeting of stockholders.	☐	☐	☐	5.	Ratification of the appointment of Class III director Bradley E. Wilson to hold office until the 2015 annual meeting of stockholders.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints SHANE EVANGELIST and BRYAN P. STEVENSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 20, 2014 at 9:00 a.m. Pacific Time at the offices of the Company, 16941 Keegan Ave., Carson, CA 90746 and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock held of record by the undersigned on March 24, 2014, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREIN, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE, TWO, THREE, FOUR AND FIVE IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the fiscal year ended December 28, 2013, which were furnished with this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)